CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 4, 1999 on the financial statements of IDS Life Insurance Company of New York and our report dated March 12, 1999 on the financial statements of IDS Life of New York Account 8 Flexible Premium Survivorship Variable Life Subaccounts in Post-Effective Amendment No. 1 to the Registration Statement (Form S-6, No. 333-42257) and related Prospectus for the registration of the Flexible Premium Survivorship Variable Life Insurance Policies to be offered by IDS Life Insurance Company of New York.



/s/ Ernst & Young LLP
    Ernst & Young LLP
    Minneapolis, Minnesota
April 27, 1999